Exhibit 4.1

THE 6% SENIOR UNSECURED CONVERTIBLE DEBENTURE DUE 2018 REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”) OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED FOR SALE, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDERS OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

American DG Energy Inc.

6% Senior Unsecured Convertible Debenture Due 2018

No. [__]:	$[__]

This Debenture (the “Debenture”) is one of a duly authorized issue of Debentures of American DG Energy Inc., a corporation duly incorporated under the laws of the State of Delaware, and having its principal address at 45 First Avenue, Waltham, Massachusetts 02451 (the “Company”), designated as its 6% Senior Unsecured Convertible Debentures due 2018 (the “Debentures”) in an aggregate principal amount of up to $[__]. This Debenture replaces the 6% Senior Unsecured Convertible Debenture due 2018, dated as of [__], 2011, as amended, originally issued in the aggregate principal amount of $[__] (the “Original Debenture”).

FOR VALUE RECEIVED, the Company promises to pay to the order of the [__], or its registered assigns (the “Holder”), the principal sum of [__] United States Dollars (U.S. $[__]) (the “Principal Amount”) on May 25, 2018, subject to earlier payment as otherwise provided herein (the “Maturity Date”). All interest previously accrued under this Debenture, together with all future interest payable through the scheduled Maturity Date, has been prepaid in shares of common stock of EuroSite Power Inc. (“EuroSite”) previously owned by the Company pursuant to the Convertible Note Amendment Agreement, dated October 3, 2014, by and among the Company, EuroSite and the Holder.

On the Maturity date, the Company will pay, in cash, the Principal Amount outstanding under this Debenture (the “Outstanding Principal Amount”).

This Debenture is subject to the following additional provisions:

1. Exchange. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different denominations as requested by the Holder surrendering the same. No fees will be charged for such exchange. Notwithstanding the foregoing, the Company shall have no obligation to issue new Debentures unless and until requested by the Holders thereof.

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2. Transfers. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only (a) in compliance with the Exchange Act, and applicable state securities laws, and (b) in accordance with applicable provisions hereof. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered on the Company’s debenture register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Debenture is then overdue, and the Company shall not be affected by notice to the contrary.

3. Definitions. For purposes hereof the following definitions shall apply:

“2011 Private Placement” The Company’s private placement of up to $[__] of Debentures.

“Acquisition” shall have the meaning set forth in Paragraph 16(a).

“Callable Date” shall have the meaning set forth in Paragraph 6(a)(ii).

“Common Stock” shall mean the Common Stock, $.001 par value per share, of the Company.

“Company” shall have the meaning set forth in the first introductory paragraph.

“Conversion Notice” shall have the meaning set forth in Paragraph 5(c).

“Conversion Price” shall mean $2.11, subject to adjustment from time to time as set forth in Paragraph 7 hereof.

“Debenture” shall have the meaning set forth in the first introductory paragraph.

“Debentures” shall have the meaning set forth in the first introductory paragraph.

“EuroSite” shall have the meaning set forth in the second introductory paragraph.

“Events of Default” shall have the meaning set forth in Paragraph 15.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Holder” shall have the meaning set forth in the second introductory paragraph.

“Holder Conversion Date” shall have the meaning set forth in Paragraph 5(c).

“Maturity Date” shall have the meaning set forth in the second introductory paragraph.

“Original Debenture” shall have the meaning set forth in the first introductory paragraph.

“Outstanding Principal Amount” shall have the meaning set forth in the third introductory paragraph.

“Principal Amount” shall have the meaning set forth in the second introductory paragraph.

“Redemption Date” shall have the meaning set forth in Paragraph 6(a)(iii).

“Redemption Debentures” shall have the meaning set forth in Paragraph 6(c).

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“Redemption Price” shall have the meaning set forth in Paragraph 6(b).

“Redemption Notice” shall have the meaning set forth in Paragraph 6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Subscription Agreement” shall mean the agreement entered into by and between the Company and the Holder for the purchase of the Original Debenture.

“Underlying Shares” shall mean the shares of Common Stock into which this Debenture is convertible.

In addition, other terms defined in the Subscription Agreement and not otherwise defined herein shall have the same meanings herein as are set forth for such terms in the Subscription Agreement.

4. Maturity. On the Maturity Date, the Outstanding Principal Amount of this Debenture shall be payable in cash.

5. Conversion. This Debenture is subject to conversion as follows:

(a)	Holder’s Right to Convert. The Outstanding Principal Amount of this Debenture shall be convertible at any time, in whole or in part, at the option of the Holder hereof, into fully paid validly issued and nonassessable shares of Common Stock.

(b)	Conversion Price for Converted Shares. Subject to Paragraph 5(a), the Outstanding Principal Amount of this Debenture that is converted into shares of Common Stock shall be convertible into the number of shares of Common Stock calculated by dividing the Outstanding Principal Amount of this Debenture submitted for conversion by the Conversion Price.

(c)	(i) Mechanics of Conversion. In order to convert this Debenture (in whole or in part) into shares of Common Stock, the Holder shall surrender this Debenture, by either overnight courier or two-day courier, to the Company, and shall give written notice in the form of Exhibit 1 hereto (the “Conversion Notice”) by facsimile (with the original of such notice forwarded with the foregoing courier) to the Company that the Holder elects to convert all or the portion of the Outstanding Principal Amount of this Debenture specified therein, which such notice and election shall be irrevocable by the Holder; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless this Debenture with evidence of the principal amount hereof to be converted is delivered to the Company as provided above, or the Holder notifies the Company that this Debenture has been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss which may be incurred by it in connection with this Debenture. The date on which a Conversion Notice is given (the “Holder Conversion Date”) shall be deemed to be the date the Company received by facsimile the Conversion Notice, as evidenced by a printed confirmation of receipt received by the Holder or confirmed by telephone conference between the Holder and the Company.

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(ii) Issuance of Certificates. In the case of any Conversion Notice given by the Holder to the Company, the Company shall issue and deliver as promptly as practicable and in no event later than five (5) business days after delivery to the Company of the Debenture, or after receipt of such agreement and indemnification, to such Holder or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled, together with a Debenture for the Outstanding Principal Amount not submitted for conversion, if any. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Holder Conversion Date.

6. Redemption.

(a)	Company Option to Redeem. All or any portion of this Debenture may be redeemed at the Company’s option expressed by a written notice (a “Redemption Notice”) to the Holder; provided that:

(i)	the Underlying Shares are then registered on a U.S. national securities exchange, and the Underlying Shares received upon conversion will be freely tradeable without restriction;

(ii)	the Redemption Notice cannot be delivered by the Company prior to May 25, 2016 (the “Callable Date”); and

(iii)	the Redemption Notice shall be given by the Company to the Holder at least sixty (60) days prior to the proposed date of redemption (the “Redemption Date”).

(b)	Redemption Price. The redemption price for the portion of this Debenture being redeemed shall equal one hundred and fifteen percent (115%) of the Outstanding Principal Amount of this Debenture being so redeemed (the “Redemption Price”), along with any accrued but unpaid interest. The Redemption Price shall be payable in cash in United States Dollars.

(c)	Mechanics of Redemption. In the event the Company shall be required or elects to redeem any part or all of the Outstanding Principal Amount of this Debenture, the Company shall send by either overnight courier or two-day courier (with a copy sent by facsimile) confirmation of such determination or obligation to the record Holder of this Debenture (the Outstanding Principal Amount to be redeemed, “Redemption Debentures”), which confirmation shall be included in the Redemption Notice. Such confirmation shall specify the Outstanding Principal Amount of this Debenture to be redeemed and the Redemption Date, which shall be at least sixty (60) days after the giving of the Redemption Notice by the Company. On the Redemption Date, the Redemption Debentures shall be redeemed automatically without any further action by the Holders of such Debentures and whether or not the Debentures are surrendered to the Company; provided, that the Company shall be obligated to pay the cash consideration due to a Holder of such Debentures upon redemption only when such Debentures are either delivered to the principal office of the Company or the Holder notifies the Company that such Debentures have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss which may be incurred by it in connection with such Debenture. Thereupon, there shall be promptly issued and delivered to such Holder, within seven (7) business days after the Redemption Date and delivery to the Company of such Debentures, or after receipt of such agreement and indemnification, at the address of such Holder on the books of the Company, payment in immediately available funds to the name as shown on the books of the Company in the amount of the Redemption Price as calculated as set forth in Paragraph 6(b).

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Notwithstanding anything to the contrary contained herein, the Holder’s rights of conversion pursuant to Paragraph 5 hereof shall expire at the close of business on the 15th day prior to the Redemption Date.

7. Adjustments to the Conversion Price.

(a)	Adjustment for Subdivisions, Combinations, etc. If the Company shall subdivide its outstanding Common Stock by split-up, spin-off, or otherwise, or combine its outstanding Common Stock, then the number of shares issuable upon conversion of this Debenture and the Conversion Price in effect as of the date of such subdivision, split-up, spin-off, or combination shall be proportionally adjusted to give effect thereto.

(b)	Adjustment for Dividends and Distributions. In the event the Company at any time while this Debenture is outstanding makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in Common Stock (or rights to acquire Common Stock), then and in each such event, provision shall be made so that the Holders of Debentures shall receive upon conversion thereof pursuant to Paragraph 5 hereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Company to which a Holder on the relevant record or payment date, as applicable, would have been entitled, subject to all other adjustments called for during such period under this Paragraph 7 with respect to the rights of the Holders of the Debentures.

(c)	Adjustment for Merger, Reorganization, etc. In the event that at any time or from time to time, the Common Stock issuable upon conversion of this Debentures is changed into the same or a different number of shares of any class or classes of stock, whether in connection with a merger or consolidation, by recapitalization, reclassification, reorganization or otherwise (other than a subdivision, combination of shares or stock dividend provided for elsewhere in this Paragraph 7), then and in each such event, provision shall be made so that the Holders of Debentures shall receive upon conversion thereof pursuant to Paragraph 5 hereof, in lieu of the Underlying Shares, the amount of such other securities of the Company to which a Holder of the Underlying Shares on the relevant record or payment date, as applicable, would have been entitled to receive in respect thereof, subject to all other adjustments called for during such period under this Paragraph 7 with respect to the rights of the Holders of the Debentures.

(d)	Certificate as to Adjustments. Upon each occurrence of an adjustment pursuant to this Paragraph 7, the Company at its expense shall furnish to each Holder a certificate setting forth (i) in reasonable detail the facts upon which such adjustment is based, and (ii) the number of shares of Common Stock and the amount of other property or securities that after giving effect thereto would be received by the Holder upon conversion of this Debenture.

(e)	Minimum Adjustments. No adjustment of the Conversion Price shall be made unless such adjustment would require an increase or decrease of at least $0.10 in such price; provided that any adjustments which by reason of this Paragraph 7(e) are not required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment(s) so carried forward, shall require an increase or decrease of at least $0.10 in the Conversion Price then in effect hereunder.

(f)	Board Discretion. Any determination as to whether an adjustment in the Conversion Price in effect hereunder is required pursuant to Paragraph 7, or as to the amount of any such adjustment, if required, shall be binding upon the holders of this Debenture and the Company if made in good faith by the Board of Directors of the Company.

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8. Limitations on Conversion. The Holder shall not have the right to convert any portion of this Debenture to the extent that such conversion right would cause the Company to be in violation of any regulation of a national securities exchange limiting the number or amount of securities that an issuer subject to such regulation is able to issue without prior registration under the Securities Act or stockholder approval, including without limitation, Rule 312.03 set forth in the NYSE Listed Company Manual.

9. Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up or down to the nearest whole share.

10. Reservation of Stock Issuable Upon Conversion. The Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock (or other securities issuable upon conversion hereof) for the purpose of enabling the Company to satisfy any obligation to issue shares of its Common Stock or such other securities upon conversion of the Debentures.

11. Other Covenants of the Company.

(a)	The Company shall not intentionally take any action, which would be reasonably likely to impair the contractual rights and privileges of the Debentures set forth herein or of the Holders thereof.

(b)	The Company shall not redeem (other than pursuant to Paragraph 6, 10 and 12), retire, purchase or otherwise acquire, directly or indirectly, Debentures held by any Holder unless the Company shall have offered to redeem, retire, purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Debentures held by each other Holder of Debentures at the time outstanding upon the same terms and conditions and such offer shall remain open for a period of at least thirty (30) business days.

(c)	The Company shall not transfer any of its assets or property to any of its direct or indirect subsidiaries or affiliates unless such transfer is being made in good faith for a proper business purpose, as determined by the Company’s Board of Directors.

12. Obligations Absolute. No provision of this Debenture, other than conversion as provided herein, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place and rate, and in the manner, herein prescribed.

13. Waivers of Demand, Etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate, prior notice of bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payments of all sums owing and to be owing hereon, regardless of and without any notice (except as required by law), diligence, act or omission as or with respect to the collection of any amount called for hereunder.

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14. Replacement Debentures. In the event that the Holder notifies the Company that its Debenture has been lost, stolen or destroyed, a replacement Debenture identical in all respects to the original Debenture (except for registration number and Outstanding Principal Amount, if different than that shown on the original Debenture) shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the Debenture and provided that the Company is provided a form of Debenture for such replacement purposes.

15. Defaults. If one or more of the following described “Events of Default” shall occur:

(a)	Any of the representations or warranties made by the Company in this Debenture or the Subscription Agreement shall be false or (when taken together with other information furnished by or on behalf of the Company) misleading in any material respect at the time made; or

(b)	The Company shall fail to perform or observe any material covenant or agreement in this Debenture or the Subscription Agreement, or any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture, and such failure shall continue uncured for a period of fifteen (15) business days after notice from the Holder of such failure; or

(c)	The Company shall fail to make payments of principal or interest when due, or the Company shall fail to issue shares of Common Stock upon conversion of this Debenture when due, and any such failure shall continue uncured for a period of fifteen (15) days after notice from the Holder of such failure, provided that the Company shall have no right to cure any payment deficiency relating to principal or any payment deficiency relating to interest if there have been two prior deficiencies in the payment of interest; or

(d)	The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make a general assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

(e)	A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

(f)	Any governmental agency or any court of competent jurisdiction shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

(g)	Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt, shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in, any such proceeding;

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then, or at any time thereafter prior to the date on which all continuing Events of Default have been cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default), at the option of the Holder and in the Holder’s sole discretion, the Holder may, by notice to the Company declare this Debenture immediately due and payable, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law. In such event, the Debenture shall be redeemed at a redemption price per Debenture equal to the Redemption Price provided in Paragraph 6(b).

16. Special Treatment on an Acquisition.

(a)	Definition. For purposes of this Debenture, the term “Acquisition” shall have the following meaning: (i) the sale of the Company by merger in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); or (ii) any sale of all or substantially all of the assets or outstanding equity securities of the Company (other than in a spin-off or similar transaction).

(b)	Treatment of this Debenture on an Acquisition. The Company shall give the Holder ten business days (10) notice of the proposed occurrence of an Acquisition (but failure to give such notice shall not affect the validity of the Acquisition). At the close of business on the closing date of the Acquisition, the Holder of this Debenture shall receive (and the Company shall be required to pay), in cancellation of this Debenture, one hundred and fifteen percent (115%) of the Outstanding Principal Amount of this Debenture plus all accrued interest thereon; provided that the Holder shall retain the right to convert this Debenture in accordance with Section 5 at any time prior to the close of business on the business day immediately preceding the closing of the Acquisition, which conversion considered contingent on the closing of the Acquisition.

17. Extension. At the election of the Holder, if the Outstanding Principal Amount of this Debenture remains unpaid after the Maturity Date, this Debenture and the aggregate Outstanding Principal Amount shall remain an outstanding obligation of the Company, payable on the demand of the Holder, and the Company promises to pay to the Holder interest on the Outstanding Principal Amount, at the rate of 6% per annum, due and payable on demand. Interest shall be calculated based on a 360-day year. Interest shall accrue from the Maturity Date.

18. Savings Clause. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

19. Entire Agreement. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and a majority of the Outstanding Principal Amount of the Debentures. By countersigning this Debenture below, the Holder consents to the amending and restating of the Original Debenture, in a manner similar to as provided for herein.

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20. Assignment, Etc. Subject to any applicable law and the requirements set forth in the legend set forth hereon, any Holder may, without notice, transfer or assign this Debenture. The Company agrees that, subject to compliance with the applicable law, after receipt by the Company of written notice of assignment from the Holder or from the Holder’s assignee, all principal, interest, and other amounts which are then due and thereafter become due under this Debenture shall be paid to such assignee at the place of payment designated in such notice. This Debenture shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and assigns.

21. No Waiver. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

22. Miscellaneous. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be deemed to have been duly given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid with a copy in each case sent on the same day to the party by facsimile, FedEx or other overnight delivery service to said party at its address set forth herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally or, if sent by mail, when actually received by the party to whom it is addressed.

Copies of all notices to the Company shall be sent to: American DG Energy Inc., 45 First Avenue, Waltham, Massachusetts 02451, attention Chief Financial Officer. Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the meaning of this document.

23. Choice of Law and Consent to Jurisdiction. This Debenture shall be governed by, and construed in accordance with, the internal laws of the State of New York and, to the extent it involves any United States federal statute or regulations, in accordance therewith. The parties hereby consent and submit to the exclusive jurisdiction of the state and federal courts in New York City with respect to all disputes arising in connection with this Debenture.

[Remainder of this page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: October [__], 2014

AMERICAN DG ENERGY INC.

By:

Name: Gabriel J. Parmese
Title: Chief Financial Officer

ACKNOWLEDGEMENT

[Holder]

By:__________________________

Name:

Title:

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EXHIBIT 1

Conversion Notice

6% Senior Unsecured Convertible Debenture Due 2018

The undersigned, as Holder of the 6% Senior Unsecured Convertible Debenture due 2018 of American DG Energy Inc. (“Company”), No. [__], in the Outstanding Principal Amount of U.S.$[__] (the “Debenture”), hereby irrevocably elects to convert U.S.$_______________ of the Outstanding Principal Amount of the Debenture and U.S.$______________ of interest accrued but unpaid under the Debenture, into shares of Common Stock, par value $.001 per share (the “Common Stock”), of Company according to the conditions of the Debenture, as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion Information:	NAME OF HOLDER:

By:

Name:

Title:

Print Address of Holder:

Issue Common Stock to:

at:

Date of Conversion:

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